As filed with the Securities and Exchange Commission on December 17, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.

(Exact name of registrant as specified in its charter)

N.A.

(Translation of Registrant’s name into English)

The Federative Republic of Brazil	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Praia de Botafogo 186 -

offices 901, 1101, 1601 (part), 1701 and 1801 - Botafogo
Rio de Janeiro, RJ, Brazil

(Address of Registrant’s Principal Executive Offices)

Share-Based Compensation Plan

(Full title of the Plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor,

New York, NY 10168

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Julia L. Petty

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

+1 (212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth

Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of 7,569,827 shares, par value US$0.000 per share (the “Common Stock”), of the Registrant to be offered and sold under the Share-Based Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025 (File No. 001-15030), which includes the Registrant’s audited consolidated financial statements as of December 31, 2024 and 2023.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2024.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Neither the laws of Brazil nor Vale’s bylaws or other constitutive documents provide for indemnification of directors and officers. Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action. Vale has also entered into an indemnification agreement with each of its directors and officers, providing for indemnification for losses incurred by such director or officer as a result of actions or omissions in the performance of his or her functions or as a result of being a director or officer of Vale, subject to certain exceptions. Vale maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Vale itself with respect to payments which may be made by Vale to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.1‡	Bylaws of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-15030) and incorporated herein by reference)

4.2*	Share-Based Compensation Plan
5.1*	Opinion of Barbosa Müssnich Aragão Advogados

23.1*	Consent of Barbosa Müssnich Aragão Advogados (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Auditores Independentes

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

107*	Filing Fee Tables for Form S-8

*Filed herewith

‡ Incorporated herein by reference

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil, on December 17, 2025.

Vale S.A.

By:	/s/ Gustavo Duarte Pimenta
Name: Gustavo Duarte Pimenta
Title: Chief Executive Officer

By:	/s/ Marcelo Feriozzi Bacci
Name: Marcelo Feriozzi Bacci
Title: Executive Vice President, Finance and Investor Relations

POWER OF ATTORNEY

We, the undersigned directors and officers of Vale S.A. (the “Company”), do hereby severally constitute and appoint Gustavo Duarte Pimenta and Marcelo Feriozzi Bacci, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of December 17, 2025.

Signatures	Title
/s/ Gustavo Duarte Pimenta
Gustavo Duarte Pimenta	Chief Executive Officer

/s/ Marcelo Feriozzi Bacci
Marcelo Feriozzi Bacci	Executive Vice President, Finance and Investor Relations

/s/ Daniel André Stieler
Daniel André Stieler	Chairman of the Board of Directors

Marcelo Gasparino da Silva	Vice Chairman and independent member of the Board of Directors

/s/ André Viana Madeira
André Viana Madeira	Director

/s/ Anelise Quintão Lara
Anelise Quintão Lara	Independent Director

Fernando Jorge Buso Gomes	Director

/s/ Franklin Lee Feder
Franklin Lee Feder	Independent Director

Heloísa Belotti Bedicks	Independent Director

/s/ João Luiz Fukunaga
João Luiz Fukunaga	Director

/s/ Manuel Lino Silva de Sousa Oliveira
Manuel Lino Silva de Sousa Oliveira	Independent Director

/s/ Rachel de Oliveira Maia
Rachel de Oliveira Maia	Independent Director

/s/ Reinaldo Duarte Castanheira Filho
Reinaldo Duarte Castanheira Filho	Independent Director

/s/ Shunji Komai
Shunji Komai	Director

/s/ Wilfred Theodoor Bruijn
Wilfred Theodoor Bruijn	Independent Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this Registration Statement on December 17, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.